Exhibit 4.21

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

Shanghai Zhong Shun Heng Xin Network Science and Technology Co., Ltd.

(上海中顺恒芯网络科技有限公司)

AND

THE9 LIMITED

September 20, 2025

i

ii

SHARE PURCHASE AGREEMENT

股份购买协议

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 20, 2025 (the “Signing Date”), is entered into by and between The9 Limited (“The9” or the “Seller”), an exempted company with limited liability incorporated under the laws of the Cayman Islands which has American depositary shares (“ADSs”), each representing three hundred Class A Shares, par value US$0.01 each, listed on the Nasdaq Capital Market (“NASDAQ”) under trading symbol “NCTY”, Shanghai Zhong Shun Heng Xin Network Science and Technology Co., Ltd.（上海中顺恒芯网络科技有限公司）, a company registered in China which owns copyright and/or partial license rights for certain Mobile gaming software (the “Zhong Shun Heng Xin” or “Purchaser” ), (the Seller and the Purchaser are together referred to as the “Parties”, and each of them, a “Party”).

RECITALS

WHEREAS, the Purchaser is a company that owns (i) the partial license rights for the Mobile gaming software named Rong Yao Quan Ming Xing (荣耀全明星) and (ii) copyright for the Mobile gaming software named Ultraman: Hero Beyond Time (奥特曼：超时空英雄). The Rong Yao Quan Ming Xing and the Ultraman: Hero Beyond Time hereafter collectively referred to as the “Games”;

WHEREAS, the Seller is optimistic about the market potential of the Games and is interested in co-operating the Games. The Purchaser proposes to operate the Games through its wholly owned subsidiary, Shanghai Zhong Xin Shun Network Science and Technology Co., Ltd. (上海中新顺网络科技有限公司). To this end, the Seller’s affiliated company, Shanghai The9 Information and Technology Co., Ltd. (the “Shanghai IT”) and the Purchaser have entered into that certain Cooperation Framework Agreement and the Joint Venture Agreement on September 20, 2025, pursuant to which Shanghai IT shall become the shareholder of Shanghai Zhong Xin Shun Network Science and Technology Co., Ltd. (上海中新顺网络科技有限公司) (the “JV”).

WHEREAS, the Purchaser promises to provide certain commercial resources to the JV to achieve the operational data target and/or the operational targets that are specified in this Agreement (“Resources Contribution”). Therefore, the Seller is willing to sell the Subject Shares (as defined below), and the Purchaser is willing to purchase the Subject Shares for the consideration of its Resources Contribution, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:

AGREEMENT

Article I

Definitions

Section 1.01Definitions.

(a)As used in this Agreement, the following terms have the following meanings:

“6-K Filing” has the meaning set forth in Section 5.07.

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Arbitration Board” has the meaning set forth in Section 9.09(a).

“Board” means the board of directors of the Seller, Purchaser, as the case may be.

“Business” means the business and operations of the Purchaser relating to the operation of the Games, and any other business operated, managed, developed or serviced by the Purchaser as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, the Singapore, Cayman Islands, New York or Hong Kong.

“Class A Shares” means Class A ordinary shares of The9, par value US$0.01 per share.

“Closing” shall have the meaning set forth in Section 2.01(c).

“Closing Date” shall have the meaning set forth in Section 2.01(d).

“Code” means the United States Internal Revenue Code of 1986.

“Chinese GAAP” means Generally Accepted Accounting Principles of the PRC as in effect from time to time, applied on a consistent basis.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral, including any and all amendments, modifications and supplements thereto.

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature actually suffered or incurred by the claiming Person(s).

“Depositary” means The Bank of New York Mellon, the ADS depositary of The9.

“Dispute” has the meaning set forth in Section 9.08.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 3.08.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Official” has the meaning set forth in Section 3.08.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, and (v) all indebtedness referred to in clauses (i) through (iv) above of any other Person secured by any Encumbrance upon or in any property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.06.

“Information” has the meaning set forth in Section 5.08.

“Knowledge” means the actual knowledge possessed by a Person.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Lock-up Period” has the meaning set forth in Section 5.09.

“Loss” has the meaning set forth in Section 7.02.

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Permits” has the meaning set forth in Section 3.07.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, Macau and Taiwan.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Group Company” means, Purchaser or any of its Subsidiaries.

“Purchaser Fundamental Reps” means the representations and warranties of Purchaser contained in Section 3.01, Section 3.02, Section 3.03.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.04.

“Purchaser Material Adverse Effect” means any change or development that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Purchaser Group Companies, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Purchaser Group Company relative to other Persons in similar businesses) shall be deemed in themselves to constitute a Purchaser Material Adverse Effect.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.02.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“RMB” means lawful currency of the PRC.

“Rules” has the meaning set forth in Section 9.09(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group Company” means, Seller or any of its Subsidiaries.

“Seller Fundamental Reps” means the representations and warranties of Seller contained in Section 4.01, Section 4.02.

“Subject Share” or “Subject Shares” has the meaning set forth in Section 2.01(a).

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with the accounting principles applicable to the Person, including VIE. In the case of the Seller and the Purchaser, the applicable accounting principles shall be Chinese GAAP and U.S. GAAP, respectively.

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i) (b) above.

“Tax Returns” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“The9 Sub” means a Subsidiary of The9 as designated by The9.

“Third-Party Claim” has the meaning set forth in Section 7.06.

“US$” or “USD” shall mean U.S. dollars, the lawful currency of the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

Section 1.02Definitional and Interpretative Provisions.

(a)When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise specified.

(b)The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)The headings and sub-headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(f)The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(g)References to a Person are also to its permitted successors and assigns.

(h)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i)The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

Article II

Description of the Transaction

Section 2.01Pre-Closing and Closing; Purchase and Sale of Subject Shares.

(a)Upon the terms and subject to the conditions of this Agreement, The9 agrees to issue and sell to the Purchaser certain number of its Class A Shares for a total monetary value of RMB 45,900,000 (the “Subject Shares” and each, a “Subject Share”), in four batches, subject to the following terms and conditions:

i.

The first batch of the Subject Shares worth RMB 4,590,000 (the “First Batch Shares”) shall be issued within ten days after the Signing Date. The actual share issuance date is referred to as the “First Batch Issuance Date”. The number of the First Batch Shares shall be 18,579,000 Class A Shares, which is determined as the number of Class A Shares corresponding to the number of The9’s ADSs (under applicable Class A Share to ADS ratio) calculated as a result of division of USD value amount equivalent to RMB 4,590,000 (USD to RMB conversion rate shall be 7.1128) by the price of The9’s ADS of USD 10.42 per ADS.

ii.

The second batch of the Subject Shares worth RMB 9,180,000 (the “Second Batch Shares”) shall be issued if the JV’s net profits after tax exceed RMB 50 million during the first year operational period (the “First Year Operational Period”), i.e., the period from October 1, 2025, to September 30, 2026 (the “First Year Operational Target”). The First Year Operational

Targets shall be audited by an external audit firm appointed by the Seller. The audited report shall be issued pursuant to Section 5.10. The Second Batch Shares shall be issued within ten days after the foregoing audited report evidencing the satisfaction of the First Year Operational Target is issued and provided to the Seller. The actual day on which the Second Batch Shares will be issued shall be referred to as the “Second Batch Issuance Date”. The number of the Second Batch Shares shall be the number of the Class A Shares corresponding to the number of The9’s ADSs (under applicable Class A Share to ADS ratio) calculated as a result of division of USD value amount equivalent to RMB 9,180,000 (USD to RMB conversion shall be based on the exchange rate released by The People’s Bank of China on the Second Batch Issuance Date) by the closing trade price of The9’s ADS on immediately preceding trading day of the Second Batch Issuance Date, as report by NASDAQ.

iii.

The third batch of the Subject Shares worth RMB 13,770,000 (the “Third Batch Shares”) shall be issued if the JV’s net profits after tax exceed RMB 50 million during the second year operational period (the “Second Year Operational Period”), i.e., the period from October 1, 2026, to September 30, 2027 (the “Second Year Operational Target”). The Second Year Operational Targets shall be audited by an external audit firm appointed by the Seller. The audited report shall be issued pursuant to Section 5.10. The Third Batch Shares shall be issued within ten days after the foregoing audited report evidencing the satisfaction of the Second Year Operational Target is issued and provided to the Seller. The actual day on which the Third Batch Shares will be issued shall be referred to as the “Third Batch Issuance Date”. The number of the Third Batch Shares shall be the number of Class A Shares corresponding to the number of The9’s ADSs (under applicable Class A Share to ADS ratio) calculated as a result of division of USD value amount equivalent to RMB 13,770,000 (USD to RMB conversion shall be based on the exchange rate released by The People’s Bank of China on the Third Batch Issuance Date) by the closing trade price of The9’s ADS on immediately preceding trading day of the Third Batch Issuance Date, as report by NASDAQ.

iv.

The fourth batch of the Subject Shares worth RMB 18,360,000 (the “Fourth Batch Shares”) shall be issued if the JV’s net profits after tax exceed RMB 50 million during the third year operational period (the “Third Year Operational Period”), i.e., the period from October 1, 2027, to September 30, 2028 (the “Third Year Operational Target”). The Third Year Operational Targets shall be audited by an external audit firm appointed by the Seller. The audited report shall be issued pursuant to Section 5.10. The Fourth Batch Shares shall be issued within ten days after the foregoing audited report evidencing the satisfaction of the Third Year Operational Target is issued and provided to the Seller. The actual day on which the Fourth Batch Shares will be issued shall be referred to as the“Fourth Batch

Issuance Date”. The number of the Fourth Batch Shares shall be the number of Class A Shares corresponding to the number of The9’s ADSs (under applicable Class A Share to ADS ratio) calculated as a result of division of USD value amount equivalent to RMB 18,360,000 (USD to RMB conversion shall be based on the exchange rate released by The People’s Bank of China on the Fourth Batch Issuance Date) by the closing trade price of The9’s ADS on immediately preceding trading day of the Fourth Batch Issuance Date, as report by NASDAQ.

v.

If in any of the First Year Operational Period, the Second Year Operational Period, and the Third Year Operational Period, the JV’s actual net profits after tax exceed RMB 50 million, then the exceeding amount above RMB 50 million shall be counted as the conditions that trigger the issuance of the following batch of Subject Shares, on a proportional basis, in advance, and the number of such following batch of Subject Shares to be issued in advance shall be calculated based on the same USD to RMB exchange rate and ADS price as the current batch of Subject Shares’. For Example, if subject to the audited report set forth in Section 5.10, the JV’s actual net profits after tax are RMB 75 million during the First Year Operational Period, the Seller shall issue the (i) Second Batch Shares, and (ii) a certain portion of the Third Batch Shares, which specific number of the issued shares shall be the result of (RMB 75,000,000-RMB 50,000,000)/RMB 50,000,000*100%*monetary value of Third Batch Shares (RMB 13,770,000)/ exchange rate (USD to RMB conversion shall be based on the exchange rate released by The People’s Bank of China on the Second Batch Issuance Date) / the closing trade price of The9’s ADS on immediately preceding trading day of the Second Batch Issuance Date, as report by NASDAQ, on the Second Batch Issuance Date. The foregoing issuance in advance mechanism triggered by the exceeding of the operational targets hereinafter is referred to as the “Advance Issuance Mechanism”. For the avoidance of doubt, the exceeding portion of the profits in the then-current year shall be counted towards the next year’s operation targets, but the corresponding Subject Shares issued in advance shall be subtracted from the next year’s Subject Shares due to be issued. Under the Advance Issuance Mechanism, there may be two different ADS prices and USD to RMB exchange ratios that are applicable in the issuance of the same batch of the Subject Shares. The Purchaser acknowledges that it understands and agrees to such differences, and shall not raise any objections regarding the differences. The Selle shall have no obligation to issue additional shares to the Purchaser if the price of the shares issued in advance under the Advance Issuance Mechanism is higher than the issuance price of the remaining shares of the same batch of the Subject Shares.

(b)As the consideration paid for the Subject Shares, the Purchaser agrees to provide the Operational Resources to the JV on a continues basis during the cooperation term under the Cooperation Framework Agreement and the JV Agreement, with the purpose of achieving the First Year Operational Target, the Second Year Operational Target and the Third Year Operational

Target (defined above) (together referred as the “Operational Targets”) and the Operational Data Target (defined below); for the avoidance of doubt, the Purchaser has no obligation to pay any cash consideration for the Subject Shares.

(c)The closing of the transactions contemplated herein shall happen gradually in four stages, subject to satisfaction or waiver of each of the Operational Targets and other conditions set forth and required by this Agreement (each stage separately and jointly is referred to as the “Closing”). At Closing, the Seller shall deliver each relevant batch of the Subject Shares to the Purchaser.

(d)The consummation of the transactions contemplated by this Agreement at Closing shall take place electronically. The Closing shall take place at each of a time and on each of a date to be specified by the Parties, which shall be no later than ten Business Days after the date on which each of the Operational Targets and other conditions set forth and required by this Agreement to be satisfied at Closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time, date and location as the Parties agree in writing. Each date on which Closing actually takes place in respect to any of the batches of shares is referred to in this Agreement as the “Closing Date”.

Section 2.02Pre-Closing Deliveries

(a)Purchaser Pre-Closing Deliveries. After the signing of this Agreement, but no later than by October 1st 2025, the Purchaser shall make available the Resources Contribution to the Seller and the JV. During the Operational Target’s period, the Purchaser shall:

(i)allocate a requisite number and quality of the Resources Contribution in order to achieve the Operational Targets and Operational Data Target, and maintain constant availability and quality of such Resources Contribution for the Seller and the JV;

(ii)on a continuous basis, at the request of the Seller, make available and deliver to the Seller or its designated audit firm, necessary information and data related to the commercial performance of the JV and other business under the JV’s operation which are counted towards the Operational Data Target and the Operational Target.

Section 2.03Closing Deliveries and Conditions.

(a)Conditions. Conditions to Closing shall among other things, include:

(i)receipt of the Purchaser’s Board and the Purchaser’s shareholders approvals, if required, to enter into the transactions contemplated in this Agreement in the form of a copy of the resolutions of the Purchaser’s Board and the Purchaser’s shareholders authorizing the execution, delivery and performance of this Agreement;

(ii)receipt of the Seller’s Board approval to enter into the transactions contemplated in this Agreement in the form of the Board resolution authorizing the execution, delivery and performance of this Agreement;

(iii)receipt of the audit report which confirms satisfaction of applicable Operational Target pursuant to Section 5.10.

(b)Closing Deliveries. Seller shall deliver on Closing Date:

(i)copy of the duly executed share certificate representing the Subject Shares registered in the name of the Purchaser or its designated holders, who shall by the virtue of such designation be bound by the terms of this Agreement relating to the Lock-up, the Share Cancellation and other relevant terms (the original copy of which shall be delivered to the Purchaser as soon as practicable).

Article III

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Seller that each of the representations and warranties contained in this Article III is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date, as applicable (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 3.01Organization, Good Standing and Qualification of Purchaser. Each Purchaser Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. Each Purchaser Group Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02Authorization; Enforceable Agreement.

Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement, and the contribution of the Operational Resources as contemplated under this Agreement have been duly authorized by all necessary action on the part of the Purchaser and its Board. This Agreement, when executed and delivered, assuming due authorization, execution, and delivery by the Purchaser, constitutes and will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement will not conflict with or violate any provision of Purchaser’s constitutional documents, each as amended, or any agreements entered into by Purchaser with any third parties. In addition, there is no pending Proceeding, order, writ, injunction, directive, restriction, judgment or decree which may lead to any limitations or restrictions of Purchaser to transfer the Operational Resources or perform its other obligations under this Agreement.

Section 3.03Governmental Consents.

No consent, approval, order, restriction, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on or any Purchaser Group Company is required in connection with the delivery of the Operational Resources by the Purchaser and the consummation of the transactions contemplated hereunder, other than the filing of any required notifications under applicable Laws, which filings will have occurred within the appropriate time periods.

Section 3.04Disclosure.

All information and materials provided or made available to the Seller by or on behalf of the Purchaser with respect to Purchaser Group Company in connection with the negotiation or execution of this Agreement are true and correct in all material aspects as of the date hereof and do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material aspect.

Section 3.05Compliance with Laws; Orders and Permits.

Each Purchaser Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Purchaser Group Company is subject or by which such Purchaser Group Company’s assets or properties are bound. Each Purchaser Group Company owns, holds, possesses or lawfully uses in the operation of its business all the required permits, and all the required permits are in full force and effect and no cancellation or suspension of any required permit is pending or, to the Knowledge of the Purchaser, threatened, except to the extent the failure to own, hold, possess or use the required permits would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 3.06Licenses and Permits.

The Purchaser Group Companies have, and at all times have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to service its accounts in accordance with applicable Laws and otherwise to conduct the Business in all material respects. No Purchaser Group Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect.

Section 3.07Anti-Corruption Compliance.

None of the Purchaser Group Companies, their respective directors, officers, and, to the Knowledge of the Purchaser, agents, employees or other Persons that act for or on behalf of any Purchaser Group Company, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (a) to any Governmental Official (as defined below) with the intent or purpose of (i) influencing any act or decision of such Governmental

Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (iii) securing any improper advantage for any Purchaser Group Company, or (iv) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Purchaser Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (b) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As used in this Agreement, “Governmental Official” means (a) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (b) any employee or official of a political party, (c) any candidate for political office or his or her employee, or (d) any employee or official of an international organization. Each Purchaser Group Company has implemented policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

Section 3.08Related Party Transactions.

Since incorporation, none of the Affiliates, officers or directors of any Purchaser Group Company is presently a party to any transaction with any Purchaser Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director of any Purchaser Group Company. None of the Affiliates, officers or directors of any Purchaser Group Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Purchaser Group Company.

Section 3.09Status of Purchaser as purchaser of the Subject Shares.

(a)The Purchaser is (i) not a “U.S. person” and is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act; (ii) aware that the issuance and sale of the Subject Shares is being made in reliance on Rule 903 promulgated under the Securities Act, and (iii) acquiring the Subject Shares for its own account and not with a view to, or the intention of, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

(b)The Purchaser understands and agrees that the Subject Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subject Shares will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to Purchaser or one of its Subsidiaries, in each of cases (i) through (v) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable. The Purchaser understands that it may have a statutory obligation to notify the relevant government authority of the PRC of its holding of the Subject Shares and shall fulfill this obligation according to the time limits imposed by Section 2. Pursuant to the requirements of Rule 144, the issuance of ADS by The9 to Purchaser may be subject to certain restrictions, including, but not limited to: 1) a delay in Purchaser’s receipt of the ADS due to The9’s obligation to adhere to a specified holding period; 2) an impact on the timing of Purchaser’s acquisition of the ADS due to volume limitations imposed on The9, or similar volume restrictions applicable to Purchaser.

(c)In addition to any other legend that may be required, each certificate for the Subject Shares to be issued to the Purchaser pursuant to and subject to the terms and conditions of this Agreement shall bear a legend in substantially the following form (it being agreed that if the Subject Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED DECEMBER [  ], 2025, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.”

(d)The Purchaser understands that Seller will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Article IV

Representations and Warranties of Seller

Except as otherwise disclosed in any SEC Filings, the Seller hereby represents and warrants to the Purchaser that each of the representations and warranties contained in this Article IV is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 4.01Organization, Good Standing and Qualification of Seller.

The Seller is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. Each Seller Group Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02Authorization; Enforceable Agreement.

The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement, and the authorization, issuance (or reservation for issuance) and delivery of the Subject Shares have been duly authorized by all necessary action of the Seller’s Board. This Agreement, when executed and delivered, assuming due authorization, execution and delivery by Seller, constitutes and will constitute valid and legally binding obligations of the Seller, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03Non-contravention.

The execution, delivery and performance by the Seller of this Agreement, the consummation of the transactions contemplated hereby, the issuance and delivery of each batch of the Subject Shares hereunder will not (i) conflict with or violate any provision of any Seller Group Company’s Constitutional Documents, each as amended, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Seller Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Seller Group Company is a party or by which it is bound or to which any of its assets or properties are subject.

Section 4.04Governmental Consents.

No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of any Seller Group Company is required in connection with the issuance and delivery of the Subject Shares and the consummation by Seller of the transactions contemplated hereunder, other than: (i) the filing of any required notifications under applicable securities Laws, which filings will have occurred within the appropriate time periods; (ii) any application or notification to NASDAQ that is required in connection with the issuance and sale of the Subject Shares; (iii) any filings required by the Financial Industry Regulatory Authority; and (iv) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 4.05Valid Issuances. The Subject Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free and clear of any Encumbrances and restrictions on transfer other than any restrictions or conditions on transfer under this Agreement, Seller’s Constitutional Documents, each as amended, and under applicable Laws.

Article V

Covenants and Additional Agreements of the Parties

Section 5.01Conduct of Purchaser.

From the date of this Agreement, Purchaser Group Company shall conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) continuously deliver the Operational Resources in a compliant manner, (ii) preserve intact its present business organization, (iii) maintain in effect all of its foreign, federal, state and local Permits, (iv) keep available the services of officers and key employees of the Purchaser Group Companies, (v) maintain satisfactory relationships with the customers, lenders, suppliers of the Purchaser Group Companies and others having material business relationships with the Purchaser Group Companies. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Seller (which consent shall not be unreasonably withheld), the Purchaser shall, and cause each of the Purchaser Group Companies not to amend its constitutions or shareholders agreement or make any merger and acquisitions or other actions that disable or make any adverse effect of Purchaser to continually deliver the Operational Resources in a compliant manner.

Section 5.02Access to Information.

(a)From the date of this Agreement, the Purchaser shall, upon the receipt of reasonable prior notice, provide to the Seller Pre-Closing Deliverables set out in Section 2.02, and other financial, customer resources or other information (including non-public information) regarding the business and operation of the JV, including any information or statements as may be reasonably necessary for the Seller (or any of its direct or indirect owners) to conduct the audit of the Operational Targets and the Operational Data Target under Section 5.10. Prior to the Closing Date, at such times as may be agreed in advance with Purchaser, representatives of the Seller may, during normal office hours, (a) visit and inspect any of the sites and premises where the Resources Contribution are deployed and (b) have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of the Purchaser who have or may have knowledge of matters with respect to which the Seller reasonably seeks information. The Seller hereby acknowledges its obligations of confidentiality under Section 5.08 hereof.

(b)Upon the Seller’s reasonable request, the Purchaser shall cooperate with the Seller, and provide the Seller with all information reasonably available to any Purchaser Group Company, to permit the Seller to (i) accurately prepare its Tax Returns and comply with any reporting requirements as a result of such determination; (ii) determine whether any Purchaser Group Company is or has been a “passive foreign investment company” for United States federal income tax purposes and to determine the consequences to the Seller of such status; and (iii) make or cause to be made and maintain any and all United States federal income tax elections that may be advisable in the Seller’s reasonable discretion, to the extent related to the cooperation with the Purchaser pursuant to this Agreement, including without limitation a “qualified electing fund” election under Section 1295 of the Code.

Section 5.03Notices of Certain Events.

The Purchaser shall promptly notify the Seller of the occurrence of any transaction or event or series of transactions or events if prior to the Closing, as applicable, as a consequence to which (A) any representation or warranty made by the Purchaser in this Agreement was, when made, or has subsequently become, untrue or inaccurate in any material respect, or (B) the Purchaser shall fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser pursuant to this Agreement or (C) the consummation of the transactions contemplated by this Agreement will be, or would reasonably be expected to be, prevented or materially delayed.

Section 5.04Commercially Reasonable Efforts.

(a)For the purposes of Closing, (i) the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.02 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied as soon as possible after the date hereof; and (ii) Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.03 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied as soon as possible after the date hereof.

(b)As promptly as practicable after the execution of this Agreement, each Party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the transactions contemplated by this Agreement and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c)The Parties understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Purchaser shall not be required to contest or defend any objections or oppositions raised by any Governmental Authority relating to the matters contemplated by this Section 5.04, although it may, at its sole discretion, elect to do so.

Section 5.05Compliance with Laws.

Each of Purchaser Group Company shall comply, in all material respects with all applicable Laws, ordinances, rules, regulations and requirements of any Governmental Authorities.

Section 5.06Anti-Corruption Compliance.

(a)The Purchaser shall not take any action or omit to take any action that would or would reasonably be expected to lead to, or otherwise cause or allow to occur, any event or occurrence that, if such event or occurrence occurred prior to or at Closing, as applicable, would constitute a breach of, or require disclosure against, the representations contained in Section 3.08.

Section 5.07Public Disclosure.

On the first Business Day following the date of this Agreement or any other designated day, the Seller shall have the right to, at its own discretion, issue a press release and file a Current Report on Form 6-K describing the terms of the transactions contemplated hereunder in the form required by the Exchange Act (the “6-K Filing”).

Section 5.08Confidentiality.

Each Party shall hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other Party furnished to it by such other Party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such Party on a non-confidential basis, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources on a non-confidential basis by the Party to which it was furnished), and no Party shall release or disclose such Information to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, and other consultants and advisors. Without limiting the generality of the foregoing, the following shall not constitute a breach of the confidentiality obligation under this Section 5.08 by the Seller: (i) the issue of the 6-K Filing pursuant to Section 5.07 and (ii) the filing of, and the disclosure of the material terms of, this Agreement in the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act.

Section 5.09Lock-up.

The Purchaser hereby agrees that, notwithstanding any other provisions to the contrary herein, without the prior written consent of the Seller, it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Subject Shares or any other securities so owned convertible into or exercisable or exchangeable for any of the Subject Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, in each case during the period commencing on the Signing Date and expiring on the date when the relevant Operational Targets and/or the Operational Data Target set out in this Section are met, provided that the statutory holding period of six months has passed (the “Lock-up Period”). The Subject Shares shall be released from the lock-up conditions contemplated under this Section 5.09 (the “Lock-up”) according to the following terms and conditions:

(a)Subject to the statutory holding periods applicable to the shares under the SEC rules and applicable Laws of the USA, in respect to the First Batch Shares, if during the period of any consecutive five days, the operation of the game named Ultraman: Hero Beyond Time (奥特曼：超时空英雄) shows that (i) the Daily Active Users (the “DAU”) exceed 10,000 and (ii) the payment amount exceed RMB 50,000 per day (the “Operational Data Target”), then 100% of the First Batch Shares shall be released from lock-up. For the avoidance of doubt, the Operational Data Target means that both the (i) and (ii) are satisfied in the same period of any consecutive five days.

(b)In respect to the Second Batch Shares, there are no lock-up conditions, except for the statutory holding periods applicable to the shares under the SEC rules and applicable Laws of the USA.

(c)In respect to the Third Batch Shares, there are no lock-up conditions, except for the statutory holding periods applicable to the shares under the SEC rules and applicable Laws of the USA.

(d)In respect to the Fourth Batch Shares, there are no lock-up conditions, except for the statutory holding periods applicable to the shares under the SEC rules and applicable Laws of the USA.

Section 5.10Audit of Operational Data Target and Operational Targets.

The Parties hereby agree that the Seller shall appoint an audit firm, which practices in Shanghai, with the consent of Purchaser, to conduct verification and confirmation of the Operational Data Target and the Operational Targets. The results of the audit shall be submitted in the form of an audit report which shall be final and binding for the purpose of the Lock-up under this Agreement. The Purchaser shall request to conduct the audit of the Operational Data Target and the Operational Targets when the Purchaser determines that they have been achieved based on the Purchaser’s internal assessment of the results of operations. The costs and expenses related to such audit shall be paid by the JV. The Seller undertakes and covenants that within ten days upon receiving each audit report evidencing the satisfaction of the Operational Data Target and/or the Operational Targets, the Seller shall issue and/or unlock the relevant portion of the Subject Shares.

Section 5.11Share Cancellation.

If at the end of the First Year Operational Period, the Operational Data Target has not been achieved, then the Seller shall forfeit the First Batch shares that were issued but have not been released from the Lock-up (the “Unreleased Shares”), without any consideration, to the Purchaser and cancel the Unreleased Shares from its register of members. The Seller shall give a written notice to the Purchaser specifying the number of the Unreleased Shares to be forfeited and canceled (the “Share Cancellation Notice”). Upon the Purchaser’s receipt of the Share Cancellation Notice, the Purchaser shall return the issued share certificate representing the Unreleased Shares for cancellation within three days, provided that if the Purchaser does not return the share certificate back to the Seller, such share certificate shall become invalid. The Unreleased Shares shall be deemed canceled as of the Share Cancellation Notice date.

Section 5.12Voting Obligation.

The Purchaser agrees that for so long as it holds Class A Shares or ADSs which entitle the Purchaser to the voting rights on the matters subject to the Seller’s shareholders’ voting during its general meetings, the Purchaser agrees to vote on all matters in the same manner as the Incsight Limited, a British Virgin Islands company. To this end, the Purchaser agrees to issue Incsight Limited a voting proxy and execute the voting agreement attached hereto as the Exhibit A, and/or submit its votes, as directed by Incsight Limited, through the Company’s depository bank in case the Purchaser holds ADSs during the time of the general meeting. In case of the Purchaser’s breach and any circumvention of the voting obligations hereunder, the Purchaser agrees that as the fair remedy for such breach the Seller shall not release the restricted shares from lock-up or issue the Subject Shares.

Article VI

Conditions to Pre-closing and Closing

Section 6.01Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of this Section 6.01:

(a)No Litigation. There shall not be pending or overtly threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, or (ii) seeks the award of Damages (in an amount material to either the Purchaser or Purchaser Group Companies taken as a whole) payable by, or any other remedy against, the Purchaser or any Purchaser Group Company if the transactions contemplated by this Agreement are consummated.

Section 6.02Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Closing, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)Performance. The Purchaser shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, especially provision of the Operational Resources.

(c)Corporate Approvals. The Purchaser shall (i) have duly attended to and carried out all corporate procedures that are required under the Laws of their place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) have provided a copy of all resolutions and documentation evidencing authorization by the Purchaser’s respective Board of this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement (where applicable), certified by a duly authorized director of the Purchaser’s respective Board or secretary to be true, complete and correct copies thereof;

(d)No Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect;

(e)Closing Deliverables. The Seller shall have received each of the agreements and documents required by this Agreement to be delivered by the Purchaser at Closing, as applicable, as specified in Section 2.03(a), each of which shall be in full force and effect.

Section 6.03Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of all the following further conditions.

(a)Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Closing, as applicable, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)Corporate Authority. The Seller shall have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement to which it is as a party, and the transactions contemplated hereby.

(c)Consents. All Consents required to be obtained by the Seller (including, but not limited to, any Consent required to be obtained from any Governmental Authority) in connection with the transactions contemplated by this Agreement, including, but not limited to, the approval of the issuance of the Subject Shares, shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect, except where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect.

(e)Closing Deliverables. The Purchaser shall have received each of the agreements and documents required by this Agreement to be delivered by the Seller at Closing, as applicable, as specified in this Agreement, each of which shall be in full force and effect.

Article VII

Indemnification

Section 7.01Survival of Representations and Warranties.

(a)The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that Purchaser Fundamental Reps shall survive indefinitely. The covenants and agreements of Purchaser set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of Purchaser with respect to Purchaser’ representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenant or agreement by the Seller to the Purchaser, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)The representations and warranties of the Seller contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that Seller er Fundamental Reps shall survive indefinitely. The covenants and agreements of the Seller set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of the Seller with respect to Seller’s representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenants or agreement by the Purchaser to the Seller, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(c)Notwithstanding the expiration dates set forth in Sections 7.01(a) and 7.01(b), all representations and warranties made by each Party in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by such Party.

Section 7.02Indemnification by Purchaser. After the Closing, the Purchaser under this Agreement shall indemnify and hold harmless the Seller and its affiliates and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnitees”) from and against any and all losses suffered or incurred as a result of the following, including any litigation initiated or otherwise brought by either party.

(a)the failure of any representation or warranty made by any of the Purchaser under this Agreement to be true and accurate when made; or

(b)the breach or violation of, or failure to perform or fulfill, any covenant or agreement by any of the Purchaser contained in this Agreement.

Section 7.03Limits on Indemnification by Purchaser. Notwithstanding anything to the contrary contained in this Agreement:

(a)the Purchaser shall not be liable for any claim for indemnification pursuant to Section 7.02(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Purchaser Fundamental Reps, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Purchaser in aggregate equals or exceeds US$10,000, whereupon the Seller Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)the maximum amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties from the Purchaser arising out of or resulting from the causes set forth in Section 7.02(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Purchaser Fundamental Reps, shall be an amount equal to US$1,000,000.

Section 7.04Indemnification by Seller. Following the Closing, the Seller shall indemnify and hold harmless Purchaser and its Affiliates and its officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”), for and against any and all Losses actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)the failure of any representation or warranty made by the Seller under this Agreement to be true and accurate when made; or

(b)the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Seller contained in this Agreement.

Section 7.05Limits on Indemnification by Seller. Notwithstanding anything to the contrary contained in this Agreement:

(a)the Seller shall not be liable for any claim for indemnification pursuant to Section 7.04(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Seller Fundamental Reps, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds US$10,000, whereupon the Purchaser Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)the maximum amount of indemnifiable Losses which may be recovered by Purchaser Indemnified Parties from the Seller arising out of or resulting from the causes set forth in Section 7.04(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Seller Fundamental Reps, shall be an amount equal to US$1,000,000.

Section 7.06Third-Party Claims.

If a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VII, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) calendar days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties. In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party. Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party. No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 7.07Exclusive Remedy.

Following the Closing, indemnification as set forth in this Article VII shall be the exclusive remedy available to the Purchaser with respect to any breaches of any representations and warranties, covenants or agreement by the other Party in this Agreement, except in each case pursuant to Section 9.02 or in the case of fraud or willful or intentional misconduct by the other Parties (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article VII).

Article VIII

Termination

Section 8.01Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by written agreement of the Parties;

(b)by the Seller (i) if Purchaser shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, (ii) if there shall have occurred a Purchaser Material Adverse Effect;

(c)by the Purchaser (i) if the Seller shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, (ii) if there shall have occurred a Seller Material Adverse Effect.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 8.02Effect of Termination.

If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to the other party hereto; provided that: (a) no Party shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.07, Section 5.08, Article VII, this Section 8.02, Section 9.02, Section 9.07 and Section 9.09, which shall survive any termination of this Agreement.

Article IX

Miscellaneous

Section 9.01Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to the Purchaser, to:

[REDACTED]

if to the Seller, to:

[REDACTED]

[REDACTED]

or to such other address or facsimile number as such Party may hereafter specify for the purpose by five-day prior notice to the other Parties.

Section 9.02Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 9.03Amendments and Waivers.

(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04Fees and Expenses.

Except as otherwise provided herein, each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, for the avoidance of doubt, the Purchaser shall pay out-of-pocket expenses payable in connection with the sales, use, transfer, stamp duty or similar taxes payable in connection with the conveyance, transfer and assignment of the Subject Shares, including any fees associated with the conversion of Class A shares into ADSs.

Section 9.05Reserved.

Section 9.06Binding Effect; Benefit; Assignment.

(a)The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Article VII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong, without giving effect to principles of conflicts of law. Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

Section 9.08Consultation.

Any dispute, controversy or claim (each, a “Dispute”) arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of the arbitration provision set forth in Section 9.09) shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered notice to the other party to the Dispute requesting such consultation.

Section 9.09Arbitration.

(a)If the Dispute is not resolved within 30 days following the date on which a notice for consultation is given or upon the notice of any party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules (the “Rules”) as are in force at the time of any such arbitration and as may be amended by the rest of this Section 9.09. For the purpose of such arbitration, there shall be three arbitrators to form an arbitration board (“Arbitration Board”). One arbitrator shall be appointed by Purchaser and one shall be appointed by Seller. All selections shall be made within 30 days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Hong Kong International

Arbitration Centre shall select the third arbitrator. If any arbitrator to be appointed by a party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Hong Kong International Arbitration Centre.

(b)The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre. All arbitration proceedings shall be conducted in English. The arbitrators shall decide any such Dispute or claim strictly in accordance with the governing law specified in Section 9.07. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their control or under the control of a Person controlling or controlled by such Party if determined by the Arbitration Board to be relevant to the Dispute, (iii) conducting arbitration hearings to the greatest extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the Rules or by the Arbitration Board for the submission of evidence and briefs.

(d)The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the Arbitration Board, shall be borne by the losing party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each Party as the Arbitration Board deems equitable.

(e)Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the Dispute. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of Law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

Section 9.10Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF. format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.11Entire Agreement and Language.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. This Agreement is made in both English and Chinese, and the Chinese language is only for reference. If there are any inconsistencies between English and Chinese, English version shall prevail.

Section 9.12Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

The9 Limited

By:	/s/ George Lai
	Name:	George Lai
	Title:	Director

Shanghai Zhong Shun Heng Xin Network
Science and Technology Co., Ltd.（上海中顺
恒芯网络科技有限公司）

[Company Seal]